Exhibit 99.1

2004-19

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON ACQUIRES VALVE MANUFACTURING BUSINESSES

HOUSTON (November 29, 2004) — Cooper Cameron Corporation has closed on the previously announced acquisition of certain businesses of the PCC Flow Technologies segment of Precision Castparts Corp. (NYSE: PCP), for approximately $80 million in cash.

The acquired operations serve customers in a variety of energy and process markets, and reported revenues of approximately $115 million for the fiscal year ended March 2004.

Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said, “As previously noted, we expect this acquisition to be modestly additive to Cooper Cameron’s earnings during 2005, and we anticipate further improvement in 2006 as we take advantage of certain cost synergies.” Erikson said the transaction was financed with cash on hand.

Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

# # #

Website: www.coopercameron.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding the impact of an acquisition on the future profitability of the Company, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for the Company’s products; changes in the price of (and demand for) oil and gas in both domestic and international markets; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; variations in global economic activity; and changes in the financial markets. In particular, current and projected oil and gas prices directly affect customers’ spending levels and their related purchases of the Company’s products and services. Changes in oil and gas price expectations may also lead to changes in the Company’s cost structure, staffing or spending levels.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable securities laws and regulations.